EXHIBIT 99.1

Two River Community Bank Appoints Chief Operating Officer

TINTON FALLS, N.J., Sept. 19, 2013 (GLOBE NEWSWIRE) -- William D. Moss, President and CEO of Two River Community Bank, has announced that Anthony A. Mero has been named Senior Vice President and Chief Operating Officer of the Bank, effective September 16, 2013. In this capacity, Mr. Mero assumes responsibility for the day-to-day operations of the Bank, including its Information Technology, Deposit Operations, Facilities Management, Loan Operations, Retail Banking and Marketing divisions.

"I am pleased to welcome Anthony and look forward to his contributions as part of our management team," said Mr. Moss.

Mr. Mero most recently served as Chief Operating Officer of Financial Resources Federal Credit Union, an over 24,000 member credit union with assets in excess of $400 million. Mr. Mero's career also includes working for United Jersey Bank, Summit Bank and Fleet Bank, where he developed a strong background in retail delivery, branch networks, strategic planning, social media and information technology.

Mr. Mero holds an MBA from Centenary College, Hackettstown, NJ and a B.S. in Business Administration & Computer Information Systems from Bloomfield College, Bloomfield, NJ.

Two River Bancorp (Nasdaq:TRCB), formerly known as Community Partners Bancorp, is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 14 branches throughout Monmouth and Union Counties and 5 Loan Production Offices throughout Monmouth, Middlesex and Union Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

CONTACT: William D. Moss
         President & CEO
         732-389-8722
         wmoss@tworiverbank.com